Exhibit 99.1
PRESS RELEASE
STELLAR BANCORP, INC. DECLARES
QUARTERLY DIVIDEND
HOUSTON, Nov 18, 2022 - (GLOBE NEWSWIRE) – Stellar Bancorp, Inc. (the “Company” or “Stellar”) (Nasdaq: STEL) today announced that its Board of Directors declared a quarterly cash dividend in the amount of $0.13 per share of common stock. The dividend will be payable on December 30, 2022 to the Company’s shareholders of record as of the close of business on December 15, 2022. The amount and timing of any future dividend payments to shareholders will be subject to the discretion of Stellar’s Board of Directors.
About Stellar Bancorp, Inc.
Stellar Bancorp, Inc. is a bank holding company headquartered in Houston, Texas. Stellar’s principal banking subsidiary, created by the merger of Allegiance Bank and CommunityBank of Texas, N.A. and to be renamed Stellar Bank upon system conversion, provides a diversified range of commercial banking services primarily to small- to medium-sized businesses and individual customers across the Houston, Dallas, Beaumont and surrounding communities in Texas.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which may be identified by conditional or future language such as the word “will”, among others. These statements (including future payments of dividends) are necessarily subject to risks and uncertainties and actual results could differ materially from those anticipated due to various factors, including risks and factors related to the Company’s financial performance and results of operations, regulatory risks and the costs, effects, and results of regulatory examinations, reviews, or investigations, or the ability to obtain required regulatory approvals, interest rate risks, economic risks related to the impact of the COVID-19 pandemic and the sustained instability of the oil and gas industry in general and within Texas (including risks related to our customer’s credit quality, deferrals and modifications to loans), and other hazards such as weather conditions, other pandemics, acts of war or terrorist acts and the governmental or military response thereto, and those additional risks and factors set forth from time to time in the documents filed or furnished by the Company with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.
Investor relations:
IR@stellarbancorpinc.com
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